Exhibit 10.1
AMERICAN MEDICAL SYSTEMS, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of March 26, 2010, between American Medical Systems, Inc., a Delaware corporation (the “Company”), and Anthony P. Bihl, III (the “Executive”).
RECITALS
     WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated as of April 22, 2008 (the “Employment Agreement”);
     WHEREAS, the parties hereto desire to amend and restate the Employment Agreement to reflect changes in the employment relationship as set forth herein.
     NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
     Section 1. Employment. The Company hereby agrees to continue to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. The Executive shall serve as the President and Chief Executive Officer of American Medical Systems Holdings, Inc. (the “Parent Corporation”) and the Company, and, in such capacity, shall report directly to the Board of Directors of the Parent Corporation (the “Board” or “Board of Directors”). The Executive shall have such duties as are typically performed by the President and Chief Executive Officer of a corporation, together with such additional duties, commensurate with the Executive’s position as the President and Chief Executive Officer of the Parent Corporation and the Company, as may be assigned to the Executive from time to time by the Board of Directors. The principal location of the Executive’s employment shall be at the Company’s principal executive office located in Minnetonka, Minnesota, although the Executive understands and agrees that he may be required to travel from time to time for Company business reasons.
     Section 2. Term. This Agreement shall take effect on the date first listed above and Executive’s employment shall continue until terminated in accordance with Section 6 below (the “Employment Term”). The Executive will be employed on an “at-will” basis.
     Section 3. Compensation. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:
     (a) Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a base salary (the “Salary”) of $530,000 per year with increases, if any, as may be approved by the Board of Directors or the Compensation Committee of the Board. The Salary shall be payable in accordance with the customary payroll practices of the Company as the same shall exist from time to time. In no event shall the Salary be decreased during the Employment Term.

     (b) Bonus. During the Employment Term, in addition to Salary, the Executive shall be eligible to participate in the executive variable incentive plan or such other bonus plans as may be adopted from time to time by the Board of Directors or the Compensation Committee of the Board for other officers of the Company (the “Bonus”) for each such fiscal year ending during the Employment Period. The Executive’s entitlement to the Bonus for any particular fiscal quarter or year shall be based on the attainment of performance objectives established by the Board of Directors or the Compensation Committee of the Board in any such bonus plan, and the Executive’s target Bonus for 100% achievement of performance objectives under such bonus plan shall be 100% of base Salary, with increases, if any, as may be approved by the Board of Directors or the Compensation Committee of the Board.
     (c) Benefits. Except as otherwise provided in this Agreement, in addition to the Salary and Bonus, if any, the Executive shall be entitled during the Employment Term to participate in medical, dental, life and disability insurance programs and other benefit programs provided to other officers of the Company on terms no less favorable than those available to the other officers of the Company. The Executive shall also be entitled to the same number of paid-time-off days, holidays and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company’s policies in effect from time to time.
     Section 4. Exclusivity. During the Employment Term, the Executive shall devote his full time to the business of the Company and its subsidiaries, shall faithfully serve the Company and its subsidiaries, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board of Directors in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and its subsidiaries and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company and its subsidiaries, (ii) engage in personal investing activities and (iii) serve on the board of directors of not more than two (2) other companies whose businesses are not in competition with the business interests of the Company, provided that the activities set forth in these clauses (i), (ii) and (iii), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.
     Section 5. Reimbursement for Expenses. During the Employment Term, the Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

     Section 6. Termination and Default.
     (a) Death. The Executive’s employment shall automatically terminate upon his death and upon such event, the Executive’s estate shall be entitled to receive the amounts specified in Section 6(e) below.
     (b) Disability. If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, the Employment Term shall continue and the Company shall pay all compensation required to be paid to the Executive hereunder, unless the Executive is disabled such that the Executive would be entitled to receive disability benefits under the Company’s long-term disability plan, or if no such plan exists, the Executive is unable to perform the duties required of him under this Agreement for an aggregate of 180 days (whether or not consecutive) during any 12-month period during the term of this Agreement, in which event the Executive’s employment shall terminate.
     (c) Cause. The Company may terminate the Executive’s employment at any time, with or without Cause. In the event of termination pursuant to this Section 6(c) for Cause (as defined in the American Medical Systems, Inc. Executive Severance Pay Plan (the “Severance Plan”) (“Cause”)), the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Cause which is the reason for such termination. Termination of the Executive’s employment hereunder shall be effective upon delivery of such notice of termination.
     (d) Resignation. The Executive shall have the right to terminate his employment at any time by giving notice of his resignation.
     (e) Payments.
     (1) In the event that the Executive’s employment terminates for any reason, the Company shall pay promptly to the Executive all amounts and benefits accrued but unpaid hereunder through the date of termination in respect of Salary or unreimbursed expenses, including accrued and unused vacation.
     (2) In the event of the Executive’s Termination of Employment (as defined in the Severance Plan) by the Company without Cause during the Employment Term, and Executive executes within forty-five days following Termination of Employment (and does not revoke within the relevant statutory periods) a Release and Separation Agreement in the form provided by the Company (a “Release”), then in addition to the amounts specified in Section 6(e)(1), Executive shall be entitled to receive additional payments pursuant to the terms set forth in the Severance Plan.
     (3) In the event Executive is entitled to severance pay under a separate Change in Control Severance Agreement between the Parent Company and the Participant (the “CIC Severance Agreement”), then in addition to the amounts specified in Section 6(e)(1), the Executive shall be entitled to receive additional payments pursuant to the terms set forth in the CIC Severance Agreement and shall not be entitled to receive payments under the Severance Plan.
     Section 7. Restrictions on Competitive Activities. The Executive acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company’s business and assets and by his or her current employment with the Company, the Executive has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. The Company’s initial offer of employment to the Executive, as well as the compensation, benefits, stock options, and potential bonus, constituted the consideration to support the Restrictions on Competitive Activities set forth in the Executive’s initial Employment Agreement, and as carried forward, subject to modification, in this Agreement. This Agreement shortens the duration of the restrictions on competitive activities as originally provided in the Employment Agreement. The Executive and Company agree that those restrictions, as set forth in the Employment Agreement and this Agreement, are legitimate, necessary, reasonable in geographic scope and duration, and supported by adequate consideration, including, without limitation, the shortened duration of the restrictions and are fully enforceable. In consideration of the foregoing and the other covenants and agreements of the Company set forth herein, the Executive agrees to the restrictions contained in this Section 7.
     (a) Non-Solicitation. The Executive agrees that the Executive will not, during the Executive’s employment with the Company and for a period of one year following the date of the Executive’s voluntary or the Company’s involuntary termination of the Executive’s employment with the Company (the “Restrictive Period”), directly or indirectly solicit, or assist anyone else in the solicitation of, any of the Company’s employees, or former employees who worked for the Company for the purpose of hiring them, engaging them as consultants, or inducing them to leave their employment with the Company. If the Executive is approached by one of the Company’s employees or former employees regarding potential employment, consultation or contract, as described above during the Restrictive Period of non-solicitation, the Executive must immediately (1) fully inform the employee or former employee of the Executive’s non-solicitation obligation described above; and (2) refrain from engaging in any communication with the employee or former employee regarding potential employment, consultation or contract.
     (b) “Company Product” means any product, product line or service that has been designed, developed, manufactured, marketed, sold or is under research, development, or is being pursued through acquisition or licensure, or has been the subject of disclosure to the Company in response to a due diligence process by the Company, at any time during the Executive’s employment with the Company; provided, however, that if the Executive becomes entitled to the benefits described in Section 2 of the CIC Severance Agreement, then the definition of “Company Product” shall mean Company Product as of immediately prior to the “change in control” as defined in the CIC Severance Agreement.

     (c) “Competitive Product” means goods, products, product lines or services developed, designed, manufactured, marketed, promoted, sold, serviced, or that are in development or the subject of research by any Person that are the same or similar, perform any of the same or similar functions, may be substituted for, or are intended or used for any of the same purposes as a Company Product.
     (d) “Conflicting Organization” means any Person (including the Executive), and any parent, subsidiary, partner or affiliate of any Person, that engages in, or is about to become engaged in, the development, design, production, manufacture, promotion, marketing, sale, support or service of a Competitive Product.
     (e) Non-Competition. The Executive agrees that the Executive will not, during the Restrictive Period, alone or in any capacity with another Person (e.g., as an advisor, consultant, principal, agent, partner, officer, director, shareholder, employee or otherwise), within any geographic area where the Company does business:
     (1) directly or indirectly disclose to a Conflicting Organization the names or any other information regarding the Company’s customers, or, on behalf of a Conflicting Organization, call on, solicit, take away, or attempt to call on, solicit, or take away any of the customers of the Company on whom the Executive called, or otherwise had contact on behalf of the Company, or developed knowledge regarding the customer’s need for or use of Competitive Product(s); or
     (2) seek or obtain employment with, work for, consult with, or lend assistance to any Conflicting Organization in a capacity which is the same as or similar to the employment capacity the Executive performed on behalf of the Company; or
     (3) directly or indirectly participate in or support in any capacity the manufacture, invention, development, testing or research of any Competitive Product; or
     (4) disrupt, damage, impair, or interfere with the business of the Company whether by way of interfering with or disrupting the Company’s relationship with employees, customers, agents, representatives or vendors.
     (f) Exception. During the Restrictive Period, the restrictions contained in this Section 7 will not prevent the Executive from accepting employment with, or providing consulting services to, a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, if prior to accepting such employment or providing such consulting services, the Company receives separate written assurances from the prospective employer and from the Executive, satisfactory to the Company, confirming that the Executive will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company. During the Restrictive Period set forth in this Section 7, the Executive will inform any new employer, prior to accepting employment or providing consulting services, of the existence of this Agreement and provide such employer with a copy of this Agreement.
     Section 8. Trade Secrets. The Company has, and is expected to develop certain concepts, products, processes, information, designs, ideas, policies and procedures (collectively, “Trade Secrets”) which it uses in its business which give the Company an advantage over competitors who do not know, understand or use these secrets. Trade Secrets include the following information:
     (a) information which in any way relates to the Company’s design, engineering, manufacturing or management activities, financial condition, financial operations, purchasing activities, business plans and marketing activities;
     (b) information acquired or compiled by the Company regarding actual or potential customers, including their identities, their development prospects, financial information concerning their business operations, identity and quantity of products or services purchased from the Company, and all related accounts receivable information;
     (c) information concerning or resulting from the development of internal policies, procedures, standards, quality or productivity measures or tools; and
     (d) any other information (in whatever form) as may, from time to time, be designated by the Company as “Proprietary” or a “Trade Secret.”
     Except as may be required by the Executive’s employment with the Company or as expressly agreed upon by the Company in writing, the Executive agrees that he will not, during or after his employment with the Company, use or disclose any Trade Secrets or permit any person to examine or copy any Trade Secrets. If any of the above classes of information is found by a court to not constitute Trade Secrets, such information shall constitute “Confidential Information” for purposes of this Agreement.
     Section 9. Confidential Information. The Company has, and is expected to develop other Confidential Information, concepts, designs, policies, and procedures having independent economic value from not being generally known or ascertainable by proper means which the Executive will or may learn in the course of employment but which does not constitute Trade Secrets as described above. For purposes of this Agreement, “Confidential Information” means any proprietary, confidential or competitively sensitive information and materials which are the property of or relate to the Company including, without limitation:
     (a) the identity of the Company’s past, present and prospective customers, clients or business contacts, and all documents, information and materials which concern or relate to such customers, clients or business contacts;
     (b) marketing, sales, and advertising information; marketing and sales techniques, strategies, efforts and data; business plans and product development and delivery schedules; market research and forecasts;

     (c) organizational information, such as personnel and salary data, merger, acquisition and expansion information; information concerning methods of operation; divestiture information, and competitive information pertaining to the Company’s distributors;
     (d) technical information such as product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, and new products;
     (e) information disclosed to the Executive as part of any specialized, proprietary training process; and
     (f) information of third parties provided to the Executive subject to non-disclosure restrictions for use in the Executive’s business for the Company.
     Except as may be required by the Executive’s employment with the Company or as expressly agreed upon in writing by the Company in writing, the Executive agrees that he will not, during or at any time after his employment with the Company, use or disclose any Confidential Information or permit any person to examine, copy or otherwise receive any Confidential Information.
     Section 10. Inventions.
     (a) “Inventions” means any inventions, discoveries, improvements and ideas, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, authored or conceived by the Executive, whether by his individual efforts or in connection with the efforts of others, and that either (i) relate in any way to the Company’s business, products or processes, past, present, anticipated or under development, or (ii) result in any way from the Executive’s employment by the Company, or (iii) use the Company’s equipment, supplies, facilities or trade secret information.
     (b) The Executive agrees that all Inventions made by him during the period of his employment with the Company and for six (6) months thereafter, whether made during the working hours of the Company or on the Executive’s own time, will be the sole and exclusive property of the Company. The Executive will, with respect to any Invention: (i) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company’s premises; (ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request); (iii) assign (and the Executive hereby assigns) to the Company all of his right, title and interest in and to the Invention, any applications he makes for patents or copyrights in any country, and any patents or copyrights granted to the Executive in any country; and (iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company, whether during or after the Executive’s employment with the Company.
     (c) The Executive represents that, as of the date of this Agreement, he has no right under and will make no claims against the Company with respect to any inventions, discoveries, improvements, ideas or works of authorship which would be Inventions if made, conceived, authored or acquired by him during the term of this Agreement.
     (d) To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company.
     (e) Pursuant to Minnesota law, this Section 10 does not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, and (i) which does not relate directly to any business of the Company or any of the Company’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work the Executive performs for the Company.
     Section 11. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that in the event of a breach of any of the covenants contained in Sections 7, 8, 9 or 10 may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Sections 7, 8, 9 or 10, restraining the Executive from engaging in activities prohibited by Sections 7, 8, 9 and 10 or such other relief as may be required specifically to enforce any of the covenants in Sections 7, 8, 9 and 10.
     Section 12. Representations and Warranties of the Executive. The Executive represents and warrants to the Company as follows:
     (a) This Agreement, upon execution and delivery by the Executive, will be duly executed and delivered by the Executive and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.
     (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Executive (1) requires the approval or consent of any governmental body or of any other person or (2) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive. Without limiting the generality of the foregoing, the Executive is not a party to any non-competition, non-solicitation, no hire or similar agreement that prohibits or conflicts in any way the Executive’s employment hereunder.
     The representations and warranties of the Executive contained in this Section 12 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     Section 13. Representations and Warranties of the Company. The Company represents and warrants to the Executive as follows:
     (a) This Agreement, upon execution and delivery by the Company, will be duly executed and delivered by the Company and (assuming due execution and delivery hereof by the Executive) will be the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
     (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Company (1) requires the approval or consent of any governmental body or of any other person or (2) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Company.
     The representations and warranties of the Company contained in this Section 13 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     Section 14. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive’s heirs and the personal representatives of the Executive’s estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any of its subsidiaries or Affiliates, but in such event such assignee shall expressly assume all obligations of the Company hereunder and the Company shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.
     Section 15. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board of Directors or Compensation Committee of the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
     Section 16. Severability and Governing Law. The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota applicable to contracts made and to be performed entirely within such state.
     Section 17. Notices.
     (a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:
     (1) If to the Executive, at                                                                                 , or at such other address as the Executive may have furnished the Company in writing, and
     (2) If to the Company, at 10700 Bren Road West, Minnetonka, Minnesota 55343, marked for the attention of Senior Vice President, Human Resources, or at such other address as it may have furnished in writing to the Executive.
     (b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.
     Section 18. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.
     Section 19. Entire Agreement. This Agreement, the Severance Plan, and the CIC Severance Agreement constitute the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.
     Section 20. Survival of Operative Sections. Upon any termination of the Executive’s employment, the provisions of Sections 6(e) and 7 through 21 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

     Section 21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICAN MEDICAL SYSTEMS, INC.
By:	/s/ Randall Ross
Randall Ross
Senior Vice President, Human Resources

/s/ Anthony P. Bihl, III
Anthony P. Bihl, III